Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of Ameris Bancorp of our report dated February 26, 2021 on the consolidated financial statements as of December 31, 2020 and for each of the two years in the period ended December 31, 2020 in the Annual Report on Form 10-K of Ameris Bancorp for the year ended December 31, 2021.

/s/ Crowe LLP

Atlanta, Georgia

June 9, 2022